                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                               ACADIA REALTY TRUST
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                               ACADIA REALTY TRUST
                           20 SOUNDVIEW MARKETPLACE
                        PORT WASHINGTON, NEW YORK 11050

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 31, 2001


TO OUR SHAREHOLDERS:

     Please take notice that the Annual Meeting of Shareholders of Acadia Realty Trust will be held on Thursday, May 31, 2001, at 10:00 a.m., local time, at the offices of Credit Suisse First Boston, which are located at 277 Park Avenue, New York, NY 10172, for the purpose of considering and voting upon:

     1. The election of seven trustees to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2. The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2001; and

     3. Such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The record date for determining shareholders entitled to notice of, and to vote at, such Annual Meeting is the close of business April 30, 2001.

     Your attention is directed to the accompanying Proxy Statement and Proxy.


                                   By order of the Board of Trustees,


                                   /s/ Robert Masters
                                   -------------------------
                                   Robert Masters, Secretary

March 30, 2001

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                              ACADIA REALTY TRUST
                           20 SOUNDVIEW MARKETPLACE
                        PORT WASHINGTON, NEW YORK 11050

                                PROXY STATEMENT
                                    FOR THE
                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  May 31, 2001

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Acadia Realty Trust (the "Company") for use at the Annual Meeting of its shareholders scheduled to be held on Thursday, May 31, 2001, at 10:00 a.m., local time, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about March 30, 2001.

     The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, proxies in connection with the Annual Meeting may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001 per share, of the Company, (the "Common Shares") held of record by such persons or firms with their nominees, and in connection therewith, such firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

     All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted "FOR" the election of the nominee for trustee listed below and approval of the proposals set forth in the Notice of Annual Meeting of the Shareholders of the Company. Any shareholder executing and delivering a proxy has the right to revoke such proxy at any time prior to the voting thereof by notice to the Company. In addition, although the mere attendance at the Annual Meeting will not revoke a proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote at that time in person.

                     OUTSTANDING SHARES AND VOTING RIGHTS

     The outstanding capital stock of the Company as of March 21, 2001 consisted of 28,015,672 shares of Common Shares. Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees of the Company (the "Board of Trustees") has fixed the close of business on April 30, 2001 as the record date for determination of shareholders entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast at least a majority of the outstanding Common Shares on April 30, 2001 will constitute a quorum to transact business at the Annual Meeting.

     The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the election of trustees will be required to approve the nominees for trustee at the Annual Meeting. There is no cumulative voting in the election of trustees. The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent auditors will be required to ratify the appointment of Ernst & Young LLP as independent auditors.

     Proxies marked "abstain" and which have not voted on a particular proposal are included in determining a quorum for the Annual Meeting. Abstentions and broker non-votes are not treated as votes cast in the election of trustees or in the ratification of the appointment of the independent auditors, and thus are not the equivalent of votes against a nominee or against the ratification of the appointment of Ernst & Young LLP as independent auditors, as the case may be, and will not affect the vote with respect to these matters.

                      PROPOSAL 1 -- ELECTION OF TRUSTEES

     The Bylaws provide that the Board of Trustees may be composed of up to a maximum of 15 members. The Board of Trustees currently consists of seven trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Election of each trustee requires the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. As stated elsewhere herein, the enclosed proxy will be voted for the election as trustee of each nominee whose name is set forth below unless a contrary instruction is given. All of the nominees currently serve as trustees of the Company. Management believes that all of its nominees are willing and able to serve the Company as a trustee. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their judgment. The Board of Trustees does not have a nominating committee.

     The following is a brief description of the nominees for election as trustees of the Company.

     Ross Dworman, age 41, has been Chairman of the Company since August 1998, when the Company acquired substantially all of the assets of RD Capital, Inc., a Delaware corporation ("RDC"). See "Certain Relationships and Related Transactions." Mr. Dworman was also Chief Executive Officer of the Company until Mr. Bernstein was elected to the additional post of Chief Executive Officer in January, 2001. From 1987 to August 1998, Mr. Dworman was President and Chief Executive Officer of RDC. From 1984 to 1987, Mr. Dworman was an associate at Odyssey Partners, L.P., a hedge fund engaged in leveraged buy-outs and real estate investment, and from 1981 until 1984, he was a Financial Analyst for Salomon, Inc. Mr. Dworman received his Bachelor of Arts Degree from the University of Pennsylvania.

     Kenneth F. Bernstein, age 39, was elected by the Board of Trustees to the additional post of Chief Executive Officer in January, 2001. Previously, he had been President of the Company since August 1998, when the Company acquired substantially all of the assets of RDC. See "Certain Relationships and Related Transactions." Mr. Bernstein is responsible for strategic planning as well as overseeing the day-to-day activities of the Company including operations, acquisitions and capital markets. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC and its management companies, Acadia Management Company LLC and Sound View Management LLC. Prior to joining RDC, Mr. Bernstein was associated with the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law.

     Martin L. Edelman, age 59, has been a trustee of the Company since August 1998, and is Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm specializing in real estate and corporate law, which has been counsel to the Company since August 1998. He is one of the managing partners of Chartwell Hotel Associates which owns and operates in excess of 30 hotels in the U.S. and 10 in Mexico. He has been involved in all aspects of real estate transactions including acquisitions, dispositions and financings. Mr. Edelman is a graduate of Princeton University (1963) and Columbia University School of Law (1966). He is currently a director of Capital Trust, Cendant Incorporated, Delancey Estates PLC and Avis-Rent-a-Car Inc. Mr. Edelman is one of the founders of the Jackie Robinson Foundation and a member of the Board of The Intrepid Museum Foundation and the Fisher Alzheimer Foundation. Paul, Hastings, Janofsky & Walker, LLP, rendered certain legal services to the Company during 2000. See "Certain Relationship and Related Transactions."

     Marvin J. Levine, age 51, has been a trustee of the Company since its inception. Since February 1, 2000, Mr. Levine has been Of Counsel to (and is currently a partner in) the firm of Blackwell Sanders Peper Martin in their Omaha, Nebraska office. From July 1997 to January 31, 2000, Mr. Levine was a partner in the New York City law firm of Wachtel & Masyr, LLP. Previously, he had been a partner in the New York City law firms of Gold & Wachtel, LLP for three years and, prior to that, he was at Stadtmauer, Bailkin, Levine & Masyr for more than five years. Mr. Levine represented Mark Development Group ("MDG"), the Company's predecessor, from 1982 until the Company's initial public offering. Mr. Levine rendered certain legal services to the Company during 2000. See "Certain Relationships and Related Transactions."

     Lawrence J. Longua, age 59, has been a trustee of the Company since its inception. Since September 2000, Mr. Longua has been a Senior Vice President with Koeppel, Tenner Real Estate Services, Inc. Prior to his position at Koeppel, Tener Real Estate Services, Inc., Mr. Longua was a consultant to General Electric Investment Advisors and was employed at New York University's Real Estate Institute in administration and as an instructor. From March 1998 until March 2000, Mr. Longua was a Senior Managing Director of the Witkoff Group, LLC, an owner of major office properties in New York City. From 1990 to February 1998, Mr. Longua had been a Senior Vice President and Assistant General Manager of The Mitsubishi Trust & Banking Corporation where he had been responsible for the management of a substantial portfolio of real estate debt and equities. From 1984 to 1990, Mr. Longua was a Vice President and Manager of Bankers Trust Company, and was responsible for overseeing a real estate debt portfolio of approximately $3 billion. Mr. Longua currently is the Chairman of the board of trustees of the Mortgage Bankers Association of the New York Scholarship Foundation, a Governor of the Mortgage Bankers Association of New York, a member of the New York University Appraisal Council and a member of the New York University REIT roundtable. Mr. Longua is the former President of the Mortgage Bankers Association of New York and is the former Director of the Association of Foreign Investors in U.S. Real Estate.

     Gregory A. White, age 44, has been a trustee of the Company since August 1998. As of August 1998, Mr. White has been a Senior Vice President of Conning Asset Management Company, a publicly traded investment management company ("Conning"). Mr. White was a founding partner and Managing Director of Schroder Mortgage Associates ("Schroder") in New York, New York, from 1992 until Conning's acquisition of Schroder in August 1998. Mr. White was associated with Schroder from 1992 to 1999. Schroder was an investment adviser that specialized in commercial mortgages and commercial mortgage backed securities. From 1988 to 1992, Mr. White was a Managing Director of the Salomon Brothers Inc. real estate finance department. Mr. White also serves as a trustee of New Plan Realty Trust. He has a B.S. degree in civil engineering from Tufts University and an MBA from the Wharton School of Business. Mr. White is also on the advisory board of the Guggenheim Realty Fund and is a visiting professor of real estate finance at New York University.

     Lee S. Wielansky, age 49, has been a trustee of the Company since May 2000. Since November 2000, Mr. Wielansky has been Chief Executive Officer and President of JDN Development Company, Inc. He was also a founding partner and Chief Executive Officer of the Midland Development Group, Inc., a retail developer of commercial real estate in the Mid-West, Denver, Dallas, Ohio, North Carolina and Tennessee. He was responsible for overseeing the development of more than fifty shopping centers in these regions. Mr. Wielansky serves as a director of Regency Realty Corporation, a real estate investment trust, with offices throughout the United States. Mr. Wielansky has been a director of Allegiant Bancorp, Inc. since 1990 and its Vice Chairman since February, 1999.

Committees of the Board of Trustees

     The Board's Audit Committee (the "Audit Committee") is empowered to review the scope and results of the audit by the Company's independent auditors. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Committee's examinations and the choice of the Company's independent auditors are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or its majority-owned subsidiary, Acadia Realty Limited Partnership, a Delaware limited partnership of which the Company serves as general partner (the "Operating Partnership"). Members of the Audit Committee during the last fiscal year were Messrs. Longua, White and, Wielansky. The Audit Committees's functions are detailed in a written Audit Committee Charter adopted by the Board of Trustees, which is attached as Exhibit A to this Proxy Statement. The Audit Committee met once during the last fiscal year. See "Report of the Audit Committee."

     The Board's Compensation Committee (the "Compensation Committee") met once during the last fiscal year for the purpose of evaluating key officers' salaries and bonuses. Members of the Compensation Committee during the last fiscal year were Messrs. Edelman and Levine. See "Report of the Compensation and Share Option Plan Committees on Executive Compensation."

     The Board's Share Option Plan Committee (the "Share Option Plan Committee") is responsible for administering the Company's 1999 Share Incentive Plan (the "1999 Share Incentive Plan"), including determining eligible participants, the number and terms of options granted and other matters pertaining to the 1999 Share Incentive Plan. The Trustees' Plan is administered by the Board of Trustees. Members of the Share Option Plan Committee during the last fiscal year were Messrs. White and Longua. The Share Option Plan Committee met once during the last fiscal year. See "Report of the Compensation and Share Option Plan Committees on Executive Compensation."

Vote Required; Recommendation

     The election to the Board of Trustees of each of the seven nominees will require the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. The Board of Trustees unanimously recommends that the shareholders vote FOR the election to the Board of Trustees of each of the seven nominees.

Trustees' Attendance at Meetings

     The Board of Trustees held six meetings during the last fiscal year. Each incumbent trustee of the Company attended 100% of the meetings of the Board of Trustees and meetings held by all committees on which such trustee served during the last fiscal year.

Trustees' Fees

     Each trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives an annual trustee fee in the amount of $15,000 plus a fee of $1,250 for each meeting of the Board of Trustees and $1,000 for each committee meeting attended. Trustees who are officers and full-time employees of the Company or the Operating Partnership receive no separate compensation for service as a trustee or committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board of Trustees and committees of the Board of Trustees. Additionally, pursuant to the 1999 Share Incentive Plan, non-employee trustees are entitled to automatic grants of options to purchase 1,000 Common Shares following the annual meeting of shareholders held during each year during which they serve as trustees, which options vest in five equal cumulative annual installments commencing on the date of grant. Pursuant to the 1999 Share Incentive Plan, options to purchase 5,000 Common Shares at an exercise price of $5.75 per Common Share were granted to non-employee trustees on each of June 16, 1999 and May 16, 2000.

             PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Trustees has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001, and has directed that the selection of the independent auditors be submitted for ratification by the shareholders at the Annual Meeting.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Declaration of Trust, Bylaws or otherwise. However, the Board of Trustees is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. If the shareholders fail to ratify the selection, the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Trustees determines that such a change would be in the best interests of the Company and its subsidiaries.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to shareholder's questions raised at the Annual Meeting, and they will have the opportunity to address the meeting, if they so desire.

Vote Required; Recommendation

     The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent auditors is required to ratify the appointment of Ernst & Young LLP as independent auditors. The Board of Trustees unanimously recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as independent auditors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company's authorized capital consists of 100,000,000 Common Shares. As of March 21, 2001, the Company had 28,015,672 Common Shares outstanding, which shares were held by 223 record holders. In addition, as of March 21, 2001, the Company had 6,804,144 units of limited partnership interest in the Operating Partnership ("OP Units") outstanding.

     The Company is not aware of any person or any "group" within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than five percent of any class of the Company's voting securities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

     The following table sets forth, as of March 21, 2001, certain information concerning the holdings of each person known to the Company to be beneficial owner of more than five percent (5%) of the Common Shares at March 21, 2001, and all Common Shares beneficially owned by each trustee, each nominee for trustee, each executive officer named in the Executive Compensation Summary table appearing elsewhere herein and by all trustees, and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.

                                                        Number of Common
                                                      Shares Beneficially                                Percent of
Beneficial Owners                                            Owned                                         Class
-----------------                                     -------------------                                ----------
Yale University (1) ..............................         6,155,092                                      21.97%
Five Arrows Realty Securities LLC (2) ............         3,226,667(3)                                   11.52
Howard Hughes Medical Institute (4) ..............         2,266,667                                       8.09
The Board of Trustees of the Leland Stanford
 Junior University (5) ...........................         2,133,333                                       7.61
Harvard Private Capital Realty, Inc. (6) .........         2,000,000(7)                                    7.14
Marvin L. Slomowitz (8) ..........................         1,918,840(9)                                    5.51
Kenneth F. Bernstein (10) ........................         1,001,872(11)                                   2.88
Perry Kamerman (10) ..............................           209,442(12)                                      *
Timothy J. Bruce (10) ............................            71,083(13)                                      *
Joseph Hogan (10) ................................            65,903(14)                                      *
Ross Dworman .....................................         2,149,403(15)                                   6.17
Gregory A. White .................................            64,629(16)                                      *
Martin L. Edelman ................................               600(17)                                      *
Marvin J. Levine .................................               600(17)                                      *
Lawrence J. Longua ...............................             1,600(18)                                      *
Lee S. Wielansky .................................             5,200(19)                                      *
All Executive Officers and Trustees as a Group
 (eleven persons) ................................         3,819,664(11,12,13,14,15,16,17,18,19)          10.97

------------
(1) The business address of Yale University is c/o Yale University Investments Office, Real Estate, 230 Prospect Street, New Haven, CT 06511.

(2) The business address of Five Arrows Realty Securities LLC is c/o Rothschild Realty, Inc., 1251 Avenue of the Americas, 51st Floor, New York, NY 10020.

 (3) Rothschild Realty Investors II L.L.C. ("Rothschild"), a Delaware limited liability company and sole managing member of Five Arrows Realty Securities L.L.C., may be deemed the beneficial owner of these Common Shares. The business address of Rothschild is c/o Rothschild Realty, Inc. 1251 Avenue of the Americas, 51st Floor, New York, NY 10020.

 (4) The business address of Howard Hughes Medical Institute is 4000 Jones Bridge Road, Chevy Chase, MD 20815.

 (5) The business address of the Board of Trustees of the Leland Stanford Junior University is c/o Stanford Management Company, 2770 Sand Hill Road, Menlo Park, CA 94025.

 (6) The business address of Harvard Private Capital Realty, Inc. is 600 Atlantic Avenue, Boston, MA 02210.

 (7) Charlesbank Capital Partners, LLC ("Charlesbank"), a Massachusetts limited liability company, pursuant to an agreement among Charlesbank, the President and Fellows of Harvard College and certain individuals, has sole power to direct the vote of these Common Shares and may be deemed the beneficial owner of these Common Shares. The business address of Charlesbank is 600 Atlantic Avenue, 26th Floor, Boston, MA 02210.

 (8) The business address of Mr. Slomowitz is c/o Mark Development Company, 600 Third Avenue, Kingston, PA 18704.

 (9) Includes 121,000 OP Units which are immediately exchangeable into an equivalent number of Common Shares.

(10) The business address of each such person is c/o Acadia Realty Trust, 20 Soundview Marketplace, Port Washington, NY 11050.

(11) Reflects the Common Shares beneficially owned by Mr. Bernstein in his individual capacity and the Common Shares deemed to be beneficially owned by Mr. Bernstein. The Common Shares directly owned by Mr. Bernstein in his individual capacity consist of (i) 261,691 OP Units which are immediately exchangeable into a like number of Common Shares, (ii) 18,204 vested restricted Common Shares of a total of 47,284 restricted Common Shares issued to Mr. Bernstein in 2001 and 2000, (iii) 8,000 Common Shares purchased by Mr. Bernstein on the open market and (iv) 583,333 vested options issued pursuant to the 1999 Share Incentive Plan. The Common Shares deemed to be beneficially owned by Mr. Bernstein consist of 26,933 Common Shares beneficially held by Mr. Bernstein through his equity interest in RD New York VI LLC, the record holder of such Common Shares, and 103,711 OP Units which are immediately exchangeable into a like number of Common Shares, which OP Units are beneficially held by Mr. Bernstein through his equity interests in various corporations, limited liability companies and limited partnerships which are the record holders of such OP Units.

(12) Represents 50,000 OP Units which are immediately exchangeable into an equivalent number of Common Shares, 1,109 vested restricted Common Shares of a total of 2,905 restricted Common Shares issued to Mr. Kamerman in 2001 and 2000, and 158,333 vested options issued pursuant to the 1999 Share Incentive Plan.

(13) Represents 2,750 vested restricted Common Shares of a total of 8,000 restricted Common Shares issued to Mr. Bruce in 2001 and 2000, and 68,333 vested options issued pursuant to the 1999 Share Incentive Plan.

(14) Represents 903 vested restricted Common Shares of a total of 2,333 restricted Common Shares issued to Mr. Hogan in 2001 and 2000, and 65,000 vested options issued pursuant to the 1999 Share Incentive Plan.

(15) Reflects the Common Shares beneficially owned by Mr. Dworman in his individual capacity, either, directly or indirectly, and the Common Shares deemed to be beneficially owned by Mr. Dworman. The Common Shares directly owned by Mr. Dworman in his individual capacity consist of (i) 533,399 OP Units which are immediately exchangeable into a like number of Common Shares, (ii) 3,750 vested restricted Common Shares, of a total of 10,000 restricted Common Shares which were issued to Mr. Dworman in 2001 and 2000, (iii) 4,000 Common Shares purchased by Mr. Dworman on the open market and (iv) 1,000,000 vested options issued pursuant to the 1999 Share Incentive Plan. The Common Shares indirectly owned by

     Mr. Dworman in his individual capacity consist of 61,750 OP Units which are immediately exchangeable into a like number of Common Shares, which OP Units are beneficially held by Mr. Dworman through his equity interest in various limited partnerships which are the record holders of such OP Units. The Common Shares deemed to be beneficially owned by Mr. Dworman consist of 107,728 Common Shares beneficially held by Mr. Dworman through his equity interest in RD New York VI LLC, the record holder of such Common Shares, and 438,776 OP Units which are immediately exchangeable into a like number of Common Shares, which OP Units are beneficially held by Mr. Dworman through his equity interests in various corporations, limited liability companies and limited partnerships which are the record holders of such OP Units.

(16) Represents 17,029 OP Units which are immediately exchangeable into an equivalent number of Common Shares and 32,000 Common Shares, all of which are owned by Mr. White's wife, 15,000 Common Shares held in Mr. White's children's names, and 600 vested options issued pursuant to the 1999 Share Incentive Plan.

(17) Represents vested options issued pursuant to the 1999 Share Incentive
     Plan.

(18) Represents 1,000 Common Shares purchased by Mr. Longua on the open market and 600 vested options issued pursuant to the 1999 Share Incentive Plan.

(19) Represents 5,000 Common Shares purchased by Mr. Wielansky on the open market and 200 vested options issued pursuant to the 1999 Share Incentive Plan.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows for the fiscal years ended December 31, 2000, 1999 and 1998, the annual and long-term compensation paid and accrued by the Company to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers whose total annual compensation for fiscal year 2000 exceeded $100,000.

                                           Annual Compensation
                            --------------------------------------------------
                                                                     Other
                                                                    Annual
                             Fiscal      Salary       Bonus      Compensation
                              Year        ($)         ($)(5)          ($)
                            --------  -----------  -----------  --------------
Ross Dworman                2000       $315,700     $176,324        $  --(2)
Chief Executive             1999        287,000      265,594           --(2)
 Officer(4)                 1998        110,385       55,827           --(2)

Kenneth F. Bernstein(4)     2000        275,000      103,000           --(2)
President                   1999        250,000      130,000           --(2)
                            1998         96,154       48,630           --(2)

Timothy J. Bruce            2000        185,000       63,824           --(2)
Senior Vice President --    1999        186,563       67,000           --(2)
Director of Leasing         1998         16,154           --           --(2)

Perry Kamerman              2000        170,000       68,499           --(2)
Senior Vice President --    1999        150,000       69,000           --(2)
Chief Financial Officer     1998         53,269       30,000           --(2)

Joseph Hogan                2000        180,000       70,000           --
Senior Vice President --    1999        121,154       42,000           --
Director of Construction    1998             --           --           --

                                              Long-Term Compensation
                            ----------------------------------------------------------
                             Restricted                   Long-Term           All
                                Share                   Compensation         Other
                               Awards      Options         Payouts        Compensation
                               ($)(5)      SARs($)           (#)             ($)(1)
                            ------------  ---------  ------------------  -------------
Ross Dworman                  $ 28,750       $--                 --         $    --
Chief Executive                 26,875        --          1,000,000(3)           --
 Officer(4)                         --        --                 --              --

Kenneth F. Bernstein(4)        125,074        --                 --           5,100
President                      124,469        --            500,000(3)        4,800
                                    --        --                 --              --

Timothy J. Bruce                28,750        --             10,000(3)        4,910
Senior Vice President --        14,625        --             50,000(3)           --
Director of Leasing                 --        --                 --              --

Perry Kamerman                   7,895        --             10,000(3)        5,100
Senior Vice President --         7,469        --            140,000(3)        4,800
Chief Financial Officer             --        --                 --              --

Joseph Hogan                     6,072        --             10,000(3)        4,569
Senior Vice President --         6,225        --             50,000(3)           --
Director of Construction            --        --                 --              --

------------
(1) Represents contributions made by the Company to the account of the named executive officer under a 401(k) Plan.
(2) Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named individual.
(3) Represents options granted under the Company's 1999 Share Incentive Plan.
(4) Mr. Bernstein was appointed the Company's Chief Executive Officer effective as of January 1, 2001.
(5) Executives may elect to receive their bonus, or a portion thereof, in Common Shares under the Restricted Share Bonus Program (defined below). Mr. Dworman made such elections for $23,676 and $21,406 of his 2000 and 1999 bonuses, respectively, for which the Common Shares were granted in January 2000 and 2001, respectively. Mr. Bernstein made such elections for $103,000 and $120,000 of his 2000 and 1999 bonuses, respectively, for which Common Shares were granted in January 2000 and 2001, respectively, Mr. Bruce made such elections for $23,676 and $14,100 of his 2000 and 1999 bonuses, respectively, for which Common Shares were granted in January 2000 and 2001, respectively, Mr. Kamerman made such elections for $6,500 and $7,200 of his 2000 and 1999 bonuses, respectively, for which Common Shares were granted in January 2000 and 2001, respectively. Mr. Hogan made such elections for $5,000 and $6,000 of his 2000 and 1999 bonuses, respectively, for which Common Shares were granted in January 2000 and 2001, respectively.

Share Option Grants, Exercises and Holdings

     The following tables set forth certain information concerning share options granted to the persons named in the Summary Compensation Table above during fiscal year 2000 and unexercised share options held by such persons at the end of fiscal year 2000.

                    Share Option Grants in Fiscal Year 2000

                                         Percentage of
                                         Total Annual
                                         Options/SARs                                 Potential Realizable Value At
                                          Granted to                                             Assumed
                            Option/      Employees in      Exercise or                  Annual Rate of Share Price
                             SARs         Fiscal Year      Base Price/     Expiration        for Option Term
        Name(1)           Granted(2)         2000         Per Share(3)        Date           5%           10%
----------------------   ------------   --------------   --------------   ------------   ----------   ----------
Ross Dworman                    --              --               --               --           --           --
Kenneth F. Bernstein            --              --               --               --           --           --
Timothy J. Bruce            10,000            18.2%          $ 5.00         1/2/2010      $31,400      $79,700
Perry Kamerman              10,000            18.2%          $ 5.00         1/2/2010      $31,400      $79,700
Joseph Hogan                10,000            18.2%          $ 5.00         1/2/2010      $31,400      $79,700

------------
(1) See Executive Compensation Summary Table for titles of the persons named above.
(2) Represents options granted under the 1999 Share Incentive Plan. All of the options were 100% vested at the date of grant.
(3) All options were granted at an exercise price greater than the market price of the Company's Common Shares on the date of grant.

                      2000 Fiscal Year End Option Values

                                                                        Value of
                                                      Number of        Unexercised
                                                     Unexercised      in-the-Money
                                                     Options/SARs     Options/SARs
                                                      at Fiscal         at Fiscal
                           Shares                    Year-End(2)       Year-End(3)
                          Acquired                 ---------------   --------------
                             on          Value       Exercisable/     Exercisable/
        Name(1)           Exercise     Realized     Unexercisable     Unexercisable
----------------------   ----------   ----------   ---------------   --------------
Ross Dworman                 --           --         1,000,000/-        $     --
Kenneth F. Bernstein         --           --           500,000/-              --
Timothy J. Bruce             --           --            60,000/-         6,250/-
Perry Kamerman               --           --           150,000/-         6,250/-
Joseph Hogan                 --           --            60,000/-         6,250/-

------------
(1) See Summary Compensation Table for title of the persons named above.
(2) Represents options granted under the 1999 Share Incentive Plan. With the exception of 10,000 options issued to each of Messrs. Bruce, Kamerman and Hogan, which vested 100% at the date of grant, one-third of the remaining options vested as of the grant and one-third on each anniversary thereafter.
(3) Based on a closing price of $5.625 for the underlying Common Shares as of December 31, 2000.

Employment Contracts.

     Ross Dworman. In August of 1998, the Company entered into an employment agreement with Ross Dworman, pursuant to which he served as Chairman and Chief Executive Officer. Under the employment agreement, Mr. Dworman was compensated at the rate of $287,000 per year. This compensation rate was subject to an annual review. In January of 2000, the Compensation Committee increased Mr. Dworman's base compensation by 10% to $315,700 for the calendar year ending December 31, 2000. Effective as of January 1, 2001, Mr. Dworman resigned as Chief Executive Officer of the Company and consequently, the terms of his employment agreement were amended to reflect such change. Under the amended terms of his employment agreement, Mr. Dworman's base compensation was reduced to $175,000 per year. Each year during the term of Mr. Dworman's employment commencing with the calendar year ending December 31, 1999, the Compensation Committee will consider Mr. Dworman for an incentive bonus (to be determined by the Compensation Committee) and discretionary bonuses or options to purchase Common Shares as the Board of Trustees, the Share Option Plan Committee or the Compensation Committee may approve. The Compensation Committee awarded a bonus of $287,000 to Mr. Dworman for the calendar year ended December 31, 1999. Mr. Dworman received $200,000 of this bonus in cash in 1999 and elected to receive $21,406 of the remaining $87,000 in Common Shares under the Restricted Share Bonus Program. Therefore, in January 2000, the Company issued to Mr. Dworman Common Shares with a value at the time of issuance of $26,875 and in March 2000, Mr. Dworman received the remainder of his bonus, $65,594, in cash. For the year ended December 31, 2000, the Compensation Committee awarded a bonus of $200,000 to Mr. Dworman. Mr. Dworman received $176,324 of this bonus in cash in 2000 and elected to receive the remaining $23,676 in Common Shares under the Restricted Share Bonus Program. Therefore, in January 2001, the Company issued to Mr. Dworman Common Shares with a value at the time of issuance of $28,750. The employment agreement, provides for a three-year term, is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement.

     Under the employment agreement, Mr. Dworman received options to purchase an aggregate of 1,000,000 Common Shares, exercisable at $7.50 per share, which options have fully vested. The options are subject to customary antidilution provisions. The terms of the options may be modified by the terms of any share option plan adopted by the Company.

     The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Dworman to be maintained by the Company. Mr. Dworman is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company's executives, and is subject to certain non-competition and confidentiality requirements.

     The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Dworman in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Dworman for "good reason," including, a Change of Control (as defined therein) of the Company. If Mr. Dworman's employment is terminated either because he is discharged without cause or due to a termination by Mr. Dworman for "good reason," including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreement.

     Kenneth F. Bernstein. In August of 1998, the Company entered into an employment agreement with Kenneth F. Bernstein, pursuant to which Mr. Bernstein served as President. Under the employment agreement, Mr. Bernstein was compensated at the rate of $250,000 per year, subject to an annual review and upward adjustment by the Compensation Committee. In January 2000, the Compensation Committee increased Mr. Bernstein's annual base compensation by 10% to $275,000 for the calendar year ending December 31, 2000. Effective as of January 1, 2001, Mr. Bernstein was appointed to the additional position of Chief Executive Officer of the Company. In connection with Mr. Bernstein's appointment to the position of Chief Executive Officer, the terms of his employment agreement were amended. Under the amended terms of his employment agreement, Mr. Bernstein's annual compensation was increased to $300,000 per year. Each year during the term of Mr. Bernstein's employment commencing with the calendar year ending December 31, 1999, the Compensation Committee will consider Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee) and discretionary bonuses or options to purchase Common Shares as the Board of Trustees, the Share Option Plan Committee or the Compensation Committee may approve. The Compensation Committee awarded a bonus of $250,000 to Mr. Bernstein for the calendar year ended December 31, 1999. Mr. Bernstein elected to receive $120,000 of this bonus in Common Shares under the Restricted Share Bonus Program and the remainder in cash. Therefore, in January 2000, the Company issued to Mr. Bernstein Common Shares with a value at the time of issuance of $124,469 and in March 2000, Mr. Bernstein received $130,000, in cash. The Compensation Committee awarded a bonus of $206,000 to Mr. Bernstein for the calendar year ended December 31, 2000. Mr. Bernstein elected to receive $103,000 of this bonus in Common Shares under the Restricted Share Bonus Program and the remainder in cash. Therefore, in January, 2001, the Company issued to Mr. Bernstein Common Shares with a value at the time of issuance of $125,074 and received $103,000, in cash. The employment agreement provides for a three-year term, is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement.

     Under the employment agreement, Mr. Bernstein received options to purchase an aggregate of 500,000 Common Shares, exercisable at $7.50 per share, which options have fully vested. In addition, under the 1999 Share Incentive Plan, Mr. Bernstein is being issued, effective as of January 1, 2001, options to purchase an additional 250,000 Common Shares, exercisable at $6.00 per share, which options vest equally over three years with one-third immediately vested as of the award date, and one-third on each anniversary thereafter. The options are subject to customary antidilution provisions. The terms of the options may be modified by the terms of any share option plan adopted by the Company.

     The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Bernstein to be maintained by the Company. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company's executives, and is subject to certain non-competition and confidentiality requirements.

     The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Bernstein in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Bernstein for "good reason," including, a Change of Control (as defined therein) of the Company. If Mr. Bernstein's employment is terminated either because he is discharged without cause or due to a termination by Mr. Bernstein for "good reason," including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreement.

Employee Benefit Plans

     The Company provides a variety of medical, dental, vision, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company.

               REPORT OF THE COMPENSATION AND SHARE OPTION PLAN
                     COMMITTEES ON EXECUTIVE COMPENSATION

     The Compensation Committee, composed of outside trustees of the Board of Trustees, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Trustees with respect to executive compensation policies, including the awarding of appropriate bonuses. The Share Option Plan Committee, composed of outside trustees of the Board of Trustees, is empowered by the Board of Trustees to recommend to the Board of Trustees those executive officers to whom share options and restricted share awards should be granted and the number of common shares to which such options and awards should be subject.

     Each committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

     The objectives of each committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of corporate performance.

     The executive compensation program is generally comprised of base salary, discretionary performance bonuses and long term incentives in the form of share options and restricted share awards. The compensation program also includes various benefits, including health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's employees participate.

     Base salary levels for the Company's executive officers are competitively set relative to salaries of officers of companies comparable in business, size and location. In each instance, base salary takes into account individual experience and performance specific to the Company.

     The Compensation Committee is empowered to approve the payment of cash performance bonuses to employees, including executive officers, of the Company. Performance bonuses are paid based upon the degree of achievement of a specified earnings goal. The amount of the target bonus is determined by each employee's level of responsibility and material contributions to the success of the Company. In 1999, the Compensation Committee recommended the payment of an aggregate of $1,023,800 in bonuses of which $215,000 was paid in 1999 and $808,800 in 2000. In addition, in 1999, the Compensation Committee authorized the issuance of options to purchase 50,000 Common Shares, exercisable at $5.00 per share, which options vested immediately. In 2000, the Compensation Committee approved the payment of an aggregate of $1,406,300 in bonuses of which $281,500 was paid in 2000 and $1,124,800 in 2001. Additionally, in 2001, the Compensation Committee authorized the issuance of options to purchase 465,000 Common Shares, exercisable at $6.00 per share, which options vest equally over three years with one-third immediately vested as of the award date and one-third on each anniversary thereafter.

     The Board of Trustees has instituted a program to encourage all executives who have been awarded bonuses to elect to receive payment of all or any portion thereof in Common Shares rather than cash (the "Restricted Share Bonus Program"). Under the Restricted Share Bonus Program, to the extent that an executive elects to receive his or her bonus in Common Shares, such executive will receive Common Shares at 80% of the preceding 20 day average of the Common Share price on the open market. These Common Shares vest equally over three years with 25% immediately vested as of the award date, and 25% on each anniversary thereafter. However, the executive is entitled to dividends on all shares prior to vesting.

     The Board of Trustees believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's shareholders and, therefore, has authorized the Share Option Plan Committee to periodically recommend to the Board of Trustees grants of share options and restricted share awards to the Company's employees, including executive officers. Share options are granted typically at prevailing market price and, therefore, will only have value if the Company's share price increases over the exercise price. The Share Option Plan Committee believes that the grant of share options and restricted share awards provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and shareholder return, measured by the same index used by shareholders to measure Company performance. The terms of options and restricted share awards granted by the Board of Trustees, including vesting, exercisability and term, are determined by the Share Option Plan Committee, subject to requirements imposed by the plans under which such options and awards may be granted, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry, geographic location and size. For information regarding recent options granted to the Company's executive officers, reference is made to the tables set forth in the Proxy Statement under the caption "Executive Compensation."

     The Compensation Committee is aware that a recent amendment to the Internal Revenue Code of 1986 treats certain elements of executive compensation in excess of $1.0 million a year as an expense not deductible by the Company for federal income tax purposes. Currently, no executive officer's compensation, as determined in accordance with these regulations, exceeds the $1.0 million cap. Accordingly, the Compensation Committee has not yet established a policy which would address compensation to the Company's executive officers in light of the cap.

                             Compensation Committee

                               Martin L. Edelman
                                Marvin J. Levine

                          Share Option Plan Committee

                              Lawrence J. Longua
                                Gregory A. White

                        AUDIT COMPENSATION INFORMATION

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the Audit of the Company's financial statements were $160,000, as included in the Company's form 10-K for the year ended December 31, 2000.

Financial Information System Design and Implementation Fees. There were no additional fees billed for services rendered by Ernst & Young LLP relating to financial information systems design and Implementation for the year ended December 31, 2000.

All Other Fees. The aggregate fees billed for services rendered by Ernst & Young LLP other than the services covered in the captions entitled Audit Fees and Financial Information Systems Design and Implementation Fees, set forth above, were $264,000 for the year ended December 31, 2000.

                         REPORT OF THE AUDIT COMMITTEE

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

     The Audit Committee presently consists of the following members of the Company's Board of Trustees: Messrs. Longua, White and, Wielansky. Messrs. Longua, White and Wielansky are "independent" as defined under the listing standards of the New York Stock Exchange (NYSE).

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

     The Audit Committee has considered whether the Financial Systems Design and Implementation Fees and All Other Fees billed for professional services rendered by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

LAWRENCE J. LONGUA
GREGORY A. WHITE
LEE S. WIELANSKY

                         SHARE PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return for the Common Shares for the period commencing December 31, 1995 through December 31, 2000 with the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500"), and the Morgan Stanley REIT Index (the "Index") over the same period. Total return values for the S&P 500, the Index and the Common Shares were calculated based upon cumulative total return assuming the investment of $100 in each of the S&P 500, the Index and the Common Shares on December 31, 1995, and assuming reinvestment of such dividends. The shareholder return as set forth in the below is not necessarily indicative of future performance.


                               [GRAPHIC OMITTED]


                                                                    Period Ending
                                      --------------------------------------------------------------------------
Index                                  12/31/95     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00
----------------------------------------------------------------------------------------------------------------
Acadia Realty Trust ...............     100.00       101.24        97.05        56.61        54.80        72.54
S&P 500 ...........................     100.00       122.86       163.86       210.64       254.97       231.74
Morgan Stanley REIT Index .........     100.00       135.90       161.15       133.91       127.81       162.08

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RDC Transaction.

     On August 12, 1998, the Company completed a major reorganization ("RDC Transaction") in which it acquired twelve shopping centers, five multi-family properties and a 49% interest in one shopping center along with certain third party management contracts and promissory notes from real estate investment partnerships ("RDC Funds") managed by affiliates of RD Capital, Inc.. In exchange for these and a cash investment of $100 million, the Company issued
11.1 million OP Units and 15.3 million Common Shares to the RDC Funds. After giving effect to the conversion of OP Units, which are generally exchangeable for Common Shares on a one-for-one basis, the RDC Funds beneficially owned 72% of the Common Shares as of the closing of the RDC Transaction. The Company is also obligated to issue OP Units valued at $2.8 million upon the commencement of rental payments from a designated tenant at one of the acquired properties.

     In March 2000, the RDC Funds, in accordance with their respective partnership agreements (the "RDC Fund Partnership Agreements"), distributed to their respective limited partners the Common Shares which had been issued to the RDC Funds in connection with the RDC Transaction. Pursuant to a registration and lock-up agreement, dated as of the date of the RDC Transaction (the "Registration Agreement"), in March 2000, the Company filed a registration statement with the Securities and Exchange Commission to permit the resale of such Common Shares, which registration statement was declared effective in March 2000. Pursuant to the RDC Fund Partnership Agreements and the Registration Agreement, such limited partners had agreed to certain restrictions on the sale of such Common Shares by such limited partners which expired December 28, 2000. During 2000, three limited partners converted a total of 3,679,999 OP Units into an equivalent number of Common Shares.

Future Equity Offerings

     In connection with the RDC Transaction, the Company agreed that following the Closing, if the Board of Trustees determines, in the exercise of its duties, to engage in an offering of preferred stock convertible into Common Shares, then, upon commencement of any such offering, the Company shall use commercially reasonable efforts to provide a right of first preference to those partners of the RDC Funds who are equity owners of the RDC Funds on the date of the Closing and who have made capital contributions to permit the RDC Funds to meet their obligations to make certain cash investment at the Closing, to purchase such convertible preferred stock, on terms and conditions which will be identical to the offer and sale of any preferred stock to investors other than such partners, provided that any such rights of first preference shall be made only and if to the extent permitted by applicable federal, state and securities laws and that the terms of any such rights of first preference shall only be in a manner determined fair and equitable to the Company.

Certain Payments in Connection with the Sale of Properties Acquired in the RDC Transaction

     In connection with the RDC Transaction, the Company agreed that for a period of five years following the closing of the RDC Transaction that it would be prohibited from the selling, transferring or otherwise disposing of the properties contributed in connection with the RDC Transaction unless either (i) the transaction was structured to defer the recognition of gain for Federal income tax purposes or (ii) the Company were to make a payment to the partners of the RDC Funds that contributed such property of an amount equal to the tax which the partners would be obligated to pay upon the sale, together with a "gross-up" to cover the taxes imposed on the receipt of such tax payment. During December 2000, the Company closed on the sale of a 71% condominium interest in the Abington Towne Center to the Target Corporation. As a result, the Company currently estimates that the partners of such RDC Funds have incurred a tax liability of approximately $450,000. Including the gross-up, the total tax liability is estimated to be approximately $640,000. Approximately $275,000 of the tax liability is owed to Messrs. Dworman and Bernstein, or entities they own.

Other

     During 2000, Marvin J. Levine rendered legal services to the Company.

     Paul, Hastings, Janofsky & Walker LLP, a New York City law firm of which Martin L. Edelman is Of Counsel, has been counsel to the Company since August 1998.

                          ANNUAL SHAREHOLDERS REPORT

     A copy of the Company's Annual Report to Shareholders is being provided to each shareholder of the Company along with this Proxy Statement. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2000. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 20 Soundview Marketplace, Port Washington, New York 11050, (516) 767-8830, Attention: Robert Masters.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgement in respect to any such matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and trustees and persons who own more than ten percent of the Common Shares (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, the Company has determined that all reports were timely filed for the period January 1, 2000 through December 31, 2000.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     All proposals of any shareholder of the Company which the holder desires be presented at the next annual meeting of Shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than January 1, 2002. Proxies solicited by the Company for the next annual meeting of Shareholders may confer discretionary authority to vote on any proposals submitted after March 31, 2002 without a description of such proposals in the proxy materials for that meeting. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.


                                   By order of the Board of Trustees,

                                   /s/ Robert Masters
                                   -------------------------
                                   Robert Masters, Secretary

                                   EXHIBIT A

                        CHARTER OF THE AUDIT COMMITTEE

Organization

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of trustees. The committee shall be appointed by the board of trustees and shall comprise at least three trustees, each of whom are independent of management and the Company. Members of the committee shall be considered independence if they have no relationship that may interfere with the exercise of their independent from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

     The audit committee shall provide assistance to the board of trustees in fulfilling their oversight responsibility to the shareholders, potential shareholders the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processess

     The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for qualify financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from a management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

     The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present to discuss the results of their examinations.

     The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                              ACADIA REALTY TRUST
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 31, 2001

                       This Proxy is Solicited on Behalf
                            of the Board of Trustees

         The undersigned hereby constitutes and appoints Ross Dworman, Kenneth
F. Bernstein and Robert Masters, Esq., or any one of them, as proxies, with full power of substitution, to vote all Common Shares of beneficial interest of Acadia Realty Trust (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the offices of Credit Suisse First Boston, which are located at 277 Park Avenue, New York, NY 10172 at 10:00 o'clock a.m. local time, on May 31, 2001, or at any adjournments or postponements thereof.

               THIS PROXY IS ON BEHALF OF THE BOARD OF TRUSTEES.
                 (Continued and to be signed on reverse side.)

A [X] Please mark your
      votes as in this
      example using
      dark ink only.

                                           WITHHOLD
                      FOR                  AUTHORITY
                 all nominees       to vote for all nominees
                listed at right         listed at right
(1) TO ELECT          [ ]                    [ ]
    SEVEN
    TRUSTEES

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)


THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.

                                                                                                       FOR     AGAINST     ABSTAIN

Nominees: Ross Dworman                       (2) TO RATIFY THE APPOINTMENT OF ERNST &                  [ ]       [ ]         [ ]
          Kenneth F. Bernstein                   YOUNG LLP AS INDEPENDENT AUDITORS FOR THE
          Martin L. Edelman, Esq.                COMPANY FOR THE FISCAL YEAR ENDING
          Marvin J. Levine, Esq.                 DECEMBER 31, 2001.
          Lawrence J. Longua
          Gregory A. White                   (3) TO TRANSACT SUCH OTHER BUSINESS AS MAY
          Lee S. Wielansky                       PROPERLY COME BEFORE THE MEETING.





___________________________ Date  ___________________________ 2001  _________________________ Date  ___________________________ 2001
         Signature                                                  Signature if held jointly
Please sign exactly as name appears on tne certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).